Exhibit 2.16
WPP plc
Sea Containers, 18 Upper Ground London,
United Kingdom, SEI 9GL

19 March 2026

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Dear Sir or Madam:

On 9 December 2025, WPP Finance 2013, a subsidiary of the registrant, issued EUR 1,000,000,000 3.625% Notes due 9 June 2031 (the "3.625% Notes"). The 3.625% Notes are guaranteed by WPP plc, WPP 2005 Limited and WPP Jubilee Limited.

The Registrant hereby agrees, pursuant to instruction 2(b)(i) to the Exhibits to Form 20-F, to furnish the Securities and Exchange Commission with a copy of the instruments relating to the 3.625% Senior Bonds upon request.

Very truly yours,

WPP plc

By:	/s/ Joanne Wilson
Joanne Wilson
Chief Financial Officer
(principal financial officer)